UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2010

Eclipsys Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-24539	65-0632092
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Ravinia Drive, Atlanta, Georgia		30346
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 847-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 15, 2010, Eclipsys Corporation (“Eclipsys”) granted long-term performance stock units (“PSUs”) to the Eclipsys Named Executive Officers (as defined in Regulation S-K Item 402(a)(3)) set forth below. The PSU awards were approved by the Compensation Committee of the Board of Directors of Eclipsys and the PSU awards are intended to encourage and reward future long-term performance.

Name	Title	Performance Stock Units
Philip M. Pead	President and Chief Executive Officer	25,000

Chris E. Perkins	Executive Vice President and Chief Financial Officer	50,000

John E. Deady	Executive Vice President, Client Solutions	37,500

John P. Gomez	Executive Vice President and Chief Technology Strategy Officer	50,000

The PSU amounts shown are nominal values; each PSU represents a contingent right to receive a number of shares of Eclipsys’ common stock ranging from zero to 2.25, depending upon Eclipsys’ total shareholder return (“TSR”) compared to the TSRs of a group of pre-selected companies in the healthcare technology and software industries over a performance period ending on the third anniversary of the grant date (or, if earlier, a change of control or qualifying termination of employment). Eclipsys TSR performance at the 50th percentile will result in the issuance of one share per unit, performance at the 25th percentile or below will result in issuance of no shares, and performance at the 90th percentile or above will result in issuance of 2.25 shares per unit. Performance between these points will be scaled.

The descriptions of the PSU awards set forth in this Item 5.02(e) are general in nature and are qualified in their entirety by reference to the full text of the form of Performance Stock Unit Agreement attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Form of Performance Stock Unit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eclipsys Corporation

Date: March 19, 2010	By:	/s/ Robert M. Saman
Name: Robert M. Saman
Title: Assistant General Counsel and Assistant Corporate Secretary